EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated June 30, 2005, by and between WINDSWEPT ENVIRONMENTAL GROUP, INC., a Delaware corporation (the "Company"), and MICHAEL O'REILLY (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the "Board of Directors"); and

     WHEREAS, the Board of Directors believes it to be in the best interest of the Company to enter into this Agreement to ensure the Executive's continued employment by the Company in the capacity and under the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the Company and the Executive agree as follows:


                                    SECTION I

                                   EMPLOYMENT

     1.1 Employment. The Company will employ the Executive and the Executive accepts employment on the terms and conditions set forth in this Agreement.

     1.2 Titles and Duties.

     (a) The Executive shall be employed by the Company as its President and Chief Executive Officer.

     (b) The Executive shall continue to operate the Company on a day-to-day basis as its President and Chief Executive Officer, and the Executive shall have all duties and authority customarily accorded the President and Chief Executive Officer of the Company. The Executive shall comply in all material respects with all codes of ethics, codes of conduct and other rules, regulations and guidelines of the Company.


     (c) The Executive shall report to the Board of Directors of the Company.

     (d) Executive may engage in personal business and investment activities for his own account; provided, however, that such personal business and investment activities do not in the reasonable opinion of the Board of Directors, materially interfere with the performance of his duties under this Agreement.

     (e) Executive agrees to serve as director of the Company, and as an officer or director of any affiliate of the Company without any additional compensation therefor other than as provided in this Agreement.

     1.3 Term of Employment. The term of the Executive's employment hereunder (the "Term of Employment") shall be for a five year period (the "Initial Term") beginning on July 1, 2005 and ending on July 1, 2010 and shall automatically be renewed for successive periods of one (1) year (each, a "Renewal Period") commencing on July 1, 2010 unless either party notifies the other at least six months prior to the end of the Initial Term or the current Renewal Period, as the case may be, that it does not wish to renew the term of the Executive's employment hereunder .

     1.4 Location of Employment. The Executive may be required to move his office to any location on Long Island, New York, but shall not otherwise be required to move his office without the Executive's prior written consent.

     1.5 Compensation.

     (a) As compensation for the Executive's services during the Term of Employment, the Company shall pay to the Executive a salary at the annual rate of $285,000, payable in periodic installments in accordance with payroll practices of the Company as in effect from time to time.

     (b) Base Salary. The Executive's base salary shall be reviewed annually solely for the purpose of awarding possible base salary increases (taking into account factors relating to the Executive's performance as well as the Company's performance as a whole). In the event an increase in Base Salary is awarded, the Base Salary set forth above shall be automatically amended to reflect the new amount.

     (c) In addition to his salary, the Executive shall be entitled to receive a cash bonus (the "Annual Bonus") in an amount equal to 2.5% of the "Pre-Tax Income" of the

Company and its consolidated subsidiaries for each fiscal year during the Term of Employment. For the purposes of this Agreement, the term "Pre-Tax
Income" shall mean the net income of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles at the time applied on a basis consistent with the past practices of the Company, before any charges for federal, state or other taxes on the income of the Company and its consolidated subsidiaries. The Annual Bonus shall be paid within thirty (30) days following the issuance by the Company of the audited financial statements of the Company and its consolidated subsidiaries for the relevant fiscal year. The Annual Bonus will be paid at such time on a pro rata basis if Executive has not been employed pursuant to the terms of this Agreement for the entire fiscal year.

     (d) The Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and practices maintained by the Company for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, pension, retirement or welfare benefit plans, programs and practices which the Company provides to its executives from time to time, including plans that supplement such plans. The Executive shall be entitled to four (4) weeks of paid vacation in each calendar year, all of which shall be deemed accrued, earned and available for use on the first day of the year.

     (e) The Company shall purchase or lease for the Executive's exclusive use a new luxury class automobile of his choice and shall replace such automobile, at the Executive's request, once every three (3) years. The Company shall pay, or reimburse the Executive for his payment of, any and all reasonable expenses for the maintenance and operation of such automobile, including fuel, oil, maintenance and repairs, and the cost of liability and property damage insurance.

     (f) The Company shall also purchase or lease for the Executive's exclusive use a beeper and cellular telephone of his choice and shall pay, or reimburse the Executive for his payment of, all charges relating thereto.

     (g) The Executive is authorized to incur reasonable ordinary and necessary business expenses in the performance of his duties hereunder, including expenses for travel, entertainment and other business purposes. The Company shall reimburse the Executive for all such expenses incurred by him, upon presentation of itemized accounts and submission of receipts in accordance with Company's policies and procedures.

     (h) In addition to any group-term life insurance coverage available pursuant to this Agreement, the Company shall, at its sole expense, provide additional term or other life insurance coverage on the Executive's life providing a death benefit to Executive's designated beneficiary of not less than One Million Dollars ($1,000,000).

     (i) The Company shall reimburse Executive for fees for membership in one business or social club of his choice. Executive has elected to be a member of the North Fork Preserve . If he so desires, he may stop seeking reimbursement for expenses incurred in connection with such membership and obtain a corporate membership at the Nissequogue Country Club or similar club.

     (j) The Company has granted or shall grant to Executive the stock options described in Schedule A, which shall be governed by the applicable equity incentive plan and non-plan stock option agreements.

                                   SECTION II

                            TERMINATION OF EMPLOYMENT

     2.1 Termination.

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

     (b) Disability. The Company may terminate Executive's employment hereunder due to the Executive's disability. For purposes of this Agreement, "disability" means a physical or mental illness, incompetency or incapacity which results in the Executive's inability to actively participate in the Company's business and perform his duties as required under this Agreement where such incapacity has lasted for a continuous period of not less than two hundred seventy (270) days. The Executive shall receive full salary, pro rata bonus and benefits during such two hundred seventy (270) day period.

     (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For the purpose of this Agreement, "Cause" shall be defined as (i) willful misconduct by the Executive in the performance of his duties hereunder which causes material damage or injury to the business or reputation of the Company; (ii) Executive's direct and active fraud or embezzlement or material violation of the Sarbanes-Oxley Act of 2002 in the performance of the Executive's duties; (iii) continuing refusal by the Executive to perform a material portion of his duties hereunder which is not cured within thirty (30) days after written notice to Executive specifying the duties which the Executive has refused to perform; (iv) any material breach of Sections III or IV of this Agreement to the detriment of the Company; or (v) the conviction of the Executive for any felony which conviction results in material damage or injury to the business or reputation of the Company.

     (d) Executive may, for any reason, elect to terminate his employment hereunder by providing ninety (90) days written notice.

     (e) Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason which, for purposes hereof, shall be defined as:

              (i) any substantial diminution of the duties or authority of the Executive inconsistent with his title, authorities, duties and responsibilities provided herein;


              (ii) the failure of the shareholders of the Company to re-elect the Executive as a Director of the Company;


              (iii) any   reduction   or   failure   to  pay  the    Executive's
                    compensation required to be paid pursuant this Agreement;


               (iv) any reduction in the benefits required to be provided herein or any other material breach of this Employment Agreement;


               (v) breach of any option agreement or failure to issue shares as required under any option, agreement or certificate; or,


               (vi) any  relocation  of the  principal  location of  Executive's employment as set forth herein without his consent.


     2.2 Effect of Termination.

     (a) Termination by the Company for Cause or Due to Executive's Death or Disability.If the Executive employed hereunder shall be terminated due to the Executive's Death, disability or for Cause, the Company shall pay the Executive his full salary, pro rata share of his Annual Bonus and other benefits through the date of employment termination at the rate then in effect, and the Company shall have no further obligations to the Executive under this Agreement except his rights, if any, under any applicable health insurance, life insurance, disability insurance and/or any other benefit plan or policy.

     (b) Termination by the Company without Cause or Resignation by the Executive with Good Reason. If the Executive's employment hereunder shall be terminated by the Company other than for Cause, death or disability or shall be terminated by the Executive by Resignation with Good Reason, the Company agrees to pay an amount equal to the Base Compensation which would have been payable pursuant to Section 1.5(a) hereof over the remaining Term of Employment and to provide the benefits described or referenced in Sections

1.5(d), (h) and (i) during the remaining Term of Employment, subject to the Executive's compliance in full with the terms and conditions of Section IV hereof.

     (c) Options. None of the stock options granted to the Executive on or prior to the date hereof shall expire or be terminated as a result of the termination, either by the Company for the Executive, of the Executive's employment by the Company hereunder, including his Resignation for Good Reason, unless otherwise specifically provided in the relevant stock option agreement or certificate.

     2.3 No Mitigation.

     Any amounts paid to Executive as a consequence of termination of employment shall be paid as severance pay and not as liquidated damages. It is expressly agreed that Executive shall have no duty to seek or accept subsequent employment and any amounts or benefits received by him as a result of such subsequent employment shall not be offset against any amounts required to be paid by the Company hereunder.


                                   SECTION III

                     CONFIDENTIAL INFORMATION AND INVENTIONS

     3.1 Nondisclosure of Confidential Information.

     (a) The Executive agrees to treat as confidential and retain in the strictest confidence and shall not use, divulge, disclose or make accessible to any other firm, partnership, corporation or any other person or entity outside the Company any Confidential Information (as hereinafter defined), except (i) while employed by the Company and in the business of and for the benefit of the Company, (ii) when such information is in the public domain through no fault of the Executive, or (iii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information. The Executive agrees to exercise his best efforts to prevent the unauthorized use of Confidential Information and to ensure that Confidential Information shall be stored at locations and under such conditions as to reasonably prevent the unauthorized disclosure, use or duplication of such information and
materials.  All   Confidential  Information  disclosed  by  the  Company  to the
Executive under this Agreement (including, or without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the exclusive property of the Company. All such Confidential Information shall not be retained in any form by the Executive for personal use or otherwise and all physical embodiments and copies thereof shall be returned to the Company at its request unless, at the Company's option, the Company instructs the Executive to destroy all or any part of the same. Upon termination of the Executive's services with the Company, all Confidential Information, memoranda, notes, records, reports, papers, drawings, designs, computer files or programs in any media, and other documents (and all copies) relating to the business of the Company or its clients, and all associated property other than material published by the Company for the general public then in the Executive's possession, whether prepared by the Executive or others, will be returned to the Company.

     (b) For the purposes of this Agreement, "Confidential Information" means as of any date all information in whatever form transmitted relating to the past, present or proposed future business affairs of the Company and its affiliates or another party whose information the Company has in its possession under obligation  of  confidentiality,  which  is  disclosed  by the  Company  and its affiliates to the Executive, or which is produced or developed during the employment relationship including, without limitation, trade secrets, computer programs, product and production planning, customer lists, research, development, business plans, pricing and fee policies, information relating to operations, systems, security, merchandising, marketing, affiliate relations, products, financial data, and specialized knowledge, data or property concerning any idea, invention, discovery, process, program or service or product provided, used, developed, investigated, manufactured or considered by the Company, its affiliates or its customers during the course of the employment of the Executive by the Company, whether commercial or experimental or patented, patentable or not and which is not publicly available.

     3.2 Inventions.

     (a) For the purposes of this Agreement, "Inventions" means any and all inventions, ideas, disclosures or discoveries including improvements, original works of authorship, designs, formulas, processes, computer programs, databases and trade secrets and related proprietary information and materials relating to the business of the Company and its affiliates or the types of business in which it is engaged, which Executive (solely or jointly with other) conceives, develops or makes while employed by the Company. The Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company and its affiliates; (ii) result from services performed by the Executive for the Company and its affiliates (solely or jointly with others); or (iii) relate to the business or actual or anticipated research or development of the Company and its affiliates, shall be the sole and exclusive property of the Company, and the Executive shall, and hereby does, assign all of his rights to such Inventions to the Company and its affiliates. The Executive agrees promptly to disclose to the Company any Invention developed during or as the result of the Executive's employment by the Company. In addition, the Executive hereby transfers and assigns any "moral" rights that the Executive may have in any such Inventions under any copyright or other similar law, whether domestic or foreign. The Executive agrees to waive and never to assert any such "moral" rights in any such Invention during or after the termination of his employment.

     (b) The Executive agrees (at the Company's expense) to assist the Company in obtaining and enforcing patents, copyrights, and other legal protections in any and all countries for any Invention. The Executive agrees to execute any documents that the Company considers necessary to enable it to obtain or enforce such patents, copyrights and other legal protections. In addition, by execution of this Agreement, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney-in-fact to act for and in his behalf, to execute and file any and all such documents as the Company in its discretion determine necessary or advisable in obtaining or enforcing patents, copyrights and other legal protections, and to do all other lawfully permitted acts to accomplish the same, with the same legal force and effect as if executed by the Executive. The Executive acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of the Executive's employment at the Company and that are protected by copyright as "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. ss.
101).

     3.3 Specific Enforcement. The Executive agrees that any breach of the covenants contained in Sections 3.1 and 3.2 would irreparably injure the Company and its affiliates. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have under this Agreement or otherwise in law or in equity, have the provisions of this Agreement specifically enforced by, and obtain an injunction against the Executive restraining any further violation of this Agreement by the Executive from, any court in the State of New York having jurisdiction over the matter.

                                   SECTION IV

                              RESTRICTIVE COVENANTS

     Executive hereby covenants and agrees that, during his employment with the Company and, for a period of one (1) year following the date of the expiration of the Term of Employment or, in the event of his termination of employment with the Company prior to the expiration of the Term of Employment either by the Company for Cause or by the Executive other than by Resignation for Good Reason, for a period of one (1) year following the date of such termination, he shall not, without the written consent of the Company; (1) become an officer, employee, consultant, director or trustee of any entity, or any subsidiary or affiliate of any such entity, that directly competes with the Company in any market or service area in which it was active during Executive's employment by the Company; (2) recruit on behalf of a competing entity any person (other than a family member) who is an employee of the Company on the last day of employment of Executive by the Company; or (3) solicit current clients on behalf of a competitor of the Company.


                                    SECTION V

                       INDEMNIFICATION AND ATTORNEYS' FEES

     5.1 The Company shall indemnify and hold harmless Executive from and against any and all liabilities, claims, costs, expenses or damages incurred in connection with or arising out of any action, suit or proceeding relating to his work for the Company to the fullest extent permitted under the Delaware General Corporation Law; provided, however that in any such action, suit or proceeding in which Executive is a defendant, the Company shall have the right to select counsel and control the defense unless it is an adverse party or unless such representation, in the opinion of counsel to the Company, presents a conflict of interest.

     5.2 If Executive requires a consultation with a tax advisor or attorney with respect to any issues relating to the Sarbanes-Oxley Act, any SEC Rule or Regulation or any other corporate governance issue, Executive may personally hire an accountant or lawyer of his choosing to discuss such matters. The reasonable fees and costs for such professional services will be fully paid for by the Company.

                                   SECTION VI

     6.1 Parties Benefited: Assignment. This Agreement shall become effective as of the date hereof and, from and after that time, shall extend to and be binding upon, and inure to the benefit of, the Executive, his heirs and his personal representative or representatives, and the Company and its successors and assigns (including any assignee of substantially all the assets of the Company). Neither this Agreement nor any obligations hereunder may be assigned by the Executive.

     6.2 Notices. All notice given or served hereunder shall be in writing and sent by (a) certified or registered mail, return receipt requested, (b) personal delivery, with receipt or (c) Federal Express, Express Mail or other reputable overnight courier service, with receipt, to the parties as follows:

     If to the Executive:
                        Michael O'Reilly
                        35 Tuthill Pt. Road
                        East Moriches, New York 11940

     If to the Company:
                        Windswept Environmental Group, Inc.
                        100 Sweeneydale Avenue
                        Bay Shore, New York 11706
                        Attention: Chairman of the Board of Directors

Any such notice shall be deemed to have been received on delivery, in the case of (b) above; on the second business day following mailing, in the case of
(a) above; and on the first business day following mailing or transmission in the case of (c) or (d) above.

     6.3 Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby.

     6.4 Amendment. This Agreement contains the full and complete agreement of the parties relating to the employment of the executive hereunder and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating thereto. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver.

     6.5 Disputes. Any dispute or question arising from this Agreement or its interpretation shall be settled in accordance with the laws of the State of New York before the state or federal courts in the State of New York. Each party consents to the exclusive jurisdiction of such courts and shall bear its own costs and expenses of such proceedings.

     6.6 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     6.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and the Executive any rights or remedies under, or by reason of, this Agreement.

     6.8 Affiliate. As used herein, the term "affiliate" shall mean any corporation, partnership or other business entity controlling, controlled by or under common control with the Company.

     6.9 Applicable Law. This Agreement shall be construed and applied in accordance with the laws of the State of New York without regard to conflict of law principles.

     6.10 Captions and Headings. The captions and headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Executive has duly executed and delivered this Agreement, as of the date first written above.


                                     WINDSWEPT ENVIRONMENTAL GROUP, INC.

                                     By:   /s/ Anthony P. Towell
                                         ---------------------------------
                                     Name: Anthony P. Towell
                                     Title:

                                          /s/ Michael O'Reilly
                                     --------------------------------------
                                     MICHAEL O'REILLY

                                   SCHEDULE A



NUMBER OF OPTIONS     EXERCISE PRICE   VESTING        TERMINATION DATE
-----------------     --------------   -------        ----------------
15,469,964            $0.09            Fully vested   June 29, 2015
2,000,000             $0.01            Fully vested   May 23, 2010
250,000               $0.1875          Fully vested   May 23, 2010
2,811,595             $0.07904         Fully vested   October 1, 2009
2,674,714             $0.07904(1)      Fully vested   October 1, 2009
650,000               $0.19            Fully vested   September 10, 2006
250,000               $0.22            Fully vested   December 28, 2007
200,000               $0.34            Fully vested   August 17, 2008




------------------------
1      The exercise price is subject to standard adjustments with respect to the occurrence of certain events, such as dividend payments or a reclassification of the Company's common stock.